Exhibit 99.1

Bolt Biotherapeutics Reports Second Quarter 2025 Financial Results and Provides Business Update

•
Next-generation claudin 18.2 ISAC BDC-4182 now in Phase 1 dose-escalation study
•
Cash balance of $48.5 million as of June 30, 2025 anticipated to fund key milestones through mid-2026

REDWOOD CITY, CA, August 14, 2025 – Bolt Biotherapeutics (Nasdaq: BOLT), a clinical-stage biopharmaceutical company developing novel immunotherapies for the treatment of cancer, today reported financial results for the second quarter ended June 30, 2025, and provided a business update.

“In the second quarter we focused on advancing BDC-4182, the first next-generation Boltbody™ ISAC in our pipeline,” said Willie Quinn, President and Chief Executive Officer. “We are now conducting a Phase 1 dose-escalation study for patients with gastric and gastroesophageal cancer in Australia, and will expand to other countries in the second half of 2025. We look forward to presenting initial data in the first half of 2026. We also continue to seek a partner for further development of our dectin-2 agonist antibody BDC-3042, which demonstrated activity in lung cancer patients in the form of a partial response (PR) at the highest dose tested. Patients at the highest doses also had a strong immune response consistent with our expectations based on preclinical data.”

Recent Highlights and Anticipated Milestones

•
Our BDC-4182 Phase 1 study opened for enrollment for patients with gastric and gastroesophageal cancer in the first half of 2025. BDC-4182 is a next-generation Boltbody™ ISAC clinical candidate targeting claudin 18.2, a clinically validated target in oncology with expression in gastric/gastroesophageal junction cancer, pancreatic cancer, and other tumor types. Preclinically, monotherapy treatment with BDC-4182 generated complete regressions in multiple models and BDC-4182 was tolerated in toxicology studies. BDC-4182 outperformed cytotoxic claudin 18.2 ADCs, using MMAE or Topo1, in multiple preclinical studies.
•
Collaborations with Genmab and Toray continue to progress. Genmab and Bolt are advancing multiple development candidates , while the companies also continue research and development on additional programs. The Toray collaboration combines the Company’s immunostimulatory linker-payloads with Toray antibodies targeting Caprin-1, a tumor-specific antigen that is strongly expressed on the cell membrane in multiple solid tumor types.
•
Seeking a partner for further BDC-3042 development. In May, Bolt hosted a KOL conference call with BDC-3042 investigator Dr. Dumbrava to discuss the results from the Phase 1 dose-escalation clinical study of BDC-3042 that were presented at the American Associates for Cancer Research (AACR) Annual Meeting that took place in April 2025. Bolt completed the dose escalation and is seeking a partner.
•
Cash, cash equivalents, and marketable securities were $48.5 million as of June 30, 2025. Cash on hand is expected to fund multiple milestones and operations through mid-2026.

Second Quarter 2025 Financial Results

• Collaboration Revenue – Total collaboration revenue was $1.8 million for the quarter ended June 30, 2025, compared to $1.3 million for the same quarter in 2024. Revenue in the comparative periods was generated from services performed under the R&D collaborations as we fulfill our performance obligations.

• Research and Development (R&D) Expenses – R&D expenses were $7.5 million for the quarter ended June 30, 2025, compared to $15.4 million for the same quarter in 2024. The decrease between the comparable periods was mainly due to a decrease in salary and related expenses, a decrease in clinical expenses primarily related to the discontinued development of trastuzumab imbotolimod, formerly known as BDC-1001 in May 2024.

• General and Administrative (G&A) Expenses – G&A expenses were $3.5 million for the quarter ended June 30, 2025, compared to $4.9 million for the same quarter in 2024. The decrease between the comparable periods was mainly due to a decrease in salary and related expenses primarily as a result of the May 2024 restructuring.

•
Restructuring Charges – Restructuring charges were zero for the quarter ended June 30, 2025, compared to $3.6 million for the same quarter in 2024, consisting of $2.9 million of one-time termination benefits such as severance costs and related benefits and $0.7 million of non-cash stock-based compensation expense as a result of the restructuring plan.

• Loss from Operations – Loss from operations was $9.2 million for the quarter ended June 30, 2025, compared to $22.6 million for the same quarter in 2024.

Other Developments

Reverse Stock Split

On June 6, 2025, we effected a one-for-twenty (1:20) reverse stock split of its outstanding common stock, effective as of June 6, 2025 (the “Reverse Stock Split”). As a result of the Reverse Stock Split, every 20 shares of the Company’s issued and outstanding common stock automatically converted into one issued and outstanding share of common stock, without any change in par value per share. In part, due to the Reverse Stock Split, on June 24, 2025, Nasdaq notified the Company that it had regained compliance with Nasdaq’s minimum bid price requirement.

About the Boltbody™ Immune-Stimulating Antibody Conjugate (ISAC) Platform
Bolt Biotherapeutics’ Boltbody ISAC platform harnesses the precision of antibodies with the power of the innate and adaptive immune system to generate a productive anti-cancer response. Each Boltbody ISAC candidate comprises a tumor-targeting antibody, a non-cleavable linker, and a proprietary immune stimulant. The antibody is designed to target one or more markers on the surface of a tumor cell and the immune stimulant is designed to recruit and activate myeloid cells. Activated myeloid cells initiate a positive feedback loop by releasing cytokines and chemokines, chemical signals that attract other immune cells and lower the activation threshold for an immune response. This increases the population of activated immune system cells in the tumor microenvironment and promotes a robust immune response with the goal of generating durable therapeutic responses for patients with cancer.

About Bolt Biotherapeutics, Inc.

Bolt Biotherapeutics is a clinical-stage biopharmaceutical company developing novel immunotherapies for the treatment of cancer. Bolt Biotherapeutics’ pipeline candidates are built on the Company’s deep expertise in myeloid biology and cancer drug development. The Company’s pipeline includes BDC-4182, a next-generation Boltbody™ Immune-Stimulating Antibody Conjugate (ISAC) clinical candidate targeting claudin 18.2. BDC-4182 is currently in a Phase 1 dose escalation trial that includes patients with gastric and gastroesophageal cancer. The Company has strategic collaborations with Genmab and Toray built around the Company’s Boltbody™ Immune-Stimulating Antibody Conjugate (ISAC) platform technology and its expertise in myeloid biology. The Company is seeking to partner its Dectin-2 agonist, BDC-3042, that recently completed a first-in-human Phase 1 dose escalation trial. For more information, please visit https://www.boltbio.com/.

Forward-Looking Statements

This press release contains forward-looking statements about us and our industry that involve substantial risks and uncertainties and are based on our beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts contained in this press release, including statements regarding our ability to partner BDC-3042, the advancement and success of our BDC-4182 clinical trials, the anti-tumor potency, safety and tolerability, and characteristics of our product candidates, the initiation of future clinical trials, the potential value of collaborations, and the expected duration of our cash runway, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or “would,” or the negative of these words or other similar terms or expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our current beliefs, estimates and assumptions only as of the date of this press release and information contained in this press release should not be relied upon as representing our estimates as of any subsequent date. These statements, and related risks, uncertainties, factors and assumptions, include, but are not limited to: the potential product candidates that we develop may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; such product candidates may not be beneficial to patients or become commercialized; and our ability to maintain our current collaborations and establish further collaborations. These risks are not exhaustive. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed or will file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings, when available, are available on the investor relations section of our website at investors.boltbio.com and on the SEC’s website at www.sec.gov.

Investor Relations and Media Contact:

Matthew DeYoung

Argot Partners

(212) 600-1902

boltbio@argotpartners.com

BOLT BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Collaboration revenue	$1,804	$1,275	$3,026	$6,549
Operating expenses:
Research and development	7,498	15,433	17,010	31,962
General and administrative	3,516	4,874	7,341	10,711
Restructuring charges	—	3,565		3,565
Total operating expense	11,014	23,872	24,351	46,238
Loss from operations	(9,210)	(22,597)	(21,325)	(39,689)
Other income, net:
Interest income, net	599	1,402	1,652	3,008
Other income	50	—	72	4,675
Total other income, net	649	1,402	1,724	7,683
Net loss	(8,561)	(21,195)	(19,601)	(32,006)
Net unrealized loss on marketable securities	(46)	(8)	(103)	(81)
Comprehensive loss	$(8,607)	$(21,203)	$(19,704)	$(32,087)
Net loss per share, basic and diluted	$(4.46)	$(11.12)	$(10.22)	$(16.80)
Weighted-average shares outstanding, basic and diluted	1,917,629	1,906,496	1,917,288	1,905,001

BOLT BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$9,601	$7,205
Short-term investments	25,168	40,118
Restricted cash	784	784
Prepaid expenses and other current assets	2,783	2,707
Total current assets	38,336	50,814
Property and equipment, net	1,718	3,139
Operating lease right-of-use assets	20,517	21,756
Restricted cash, non-current	981	981
Long-term investments	13,725	22,880
Other assets	222	62
Total assets	$75,499	$99,632

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,852	$1,507
Accrued expenses and other current liabilities	5,387	9,083
Deferred revenue	2,512	3,015
Operating lease liabilities	2,559	2,251
Total current liabilities	12,310	15,856
Operating lease liabilities, net of current portion	21,624	22,958
Deferred revenue, non-current	2,590	3,620
Other long-term liabilities	133	—
Total liabilities	36,657	42,434
Commitments and contingencies
Stockholders' equity:
Common stock	—	—
Additional paid-in capital	485,852	484,504
Accumulated other comprehensive (loss) gain	(6)	97
Accumulated deficit	(447,004)	(427,403)
Total stockholders' equity	38,842	57,198
Total liabilities and stockholders' equity	$75,499	$99,632

BOLT BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Six Months Ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(19,601)	$(32,006)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	746	915
Stock-based compensation expense	1,334	5,127
Accretion of discount on marketable securities	(379)	(1,824)
Gain on sale of property and equipment	(288)	—
Non-cash lease expense	1,239	1,561
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(236)	2,098
Accounts payable and accrued expenses	(3,351)	(2,629)
Operating lease liabilities	(1,026)	(1,328)
Deferred revenue	(1,533)	(4,764)
Other long-term liabilities	133	(43)
Net cash used in operating activities	(22,962)	(32,893)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of property and equipment	963	—
Purchases of marketable securities	(15,457)	(55,283)
Maturities of marketable securities	39,838	83,489
Net cash provided by investing activities	25,344	28,206
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	14	79
Net cash provided by financing activities	14	79
NET INCREASE (DECREASE) IN CASH	2,396	(4,608)
Cash, cash equivalents and restricted cash at beginning of year	8,970	12,575
Cash, cash equivalents and restricted cash at end of period	$11,366	$7,967
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$9,601	$6,202
Restricted cash	1,765	1,765
Total cash, cash equivalents and restricted cash	$11,366	$7,967
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued liabilities	$—	$37